Exhibit 99.2
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FISCAL 2000 FOURTH QUARTER CONFERENCE CALL
August 8, 2000 - 10 a.m. Central


JENNY MCCOY:
------------
Good morning. I'm Jenny McCoy, manager of investor communication for Meredith Corporation. With me are Bill Kerr, chairman and chief executive officer; Suku Radia, our chief financial officer; Chris Little, our Publishing Group president; Cary Jones, our Broadcasting Group president; Steve Lacy, president of our Interactive and Integrated Marketing Group and Tom Ferree, our corporate controller.

Bill Kerr and Suku Radia will discuss our fiscal 2000 fourth quarter and fiscal year results, and then we'll respond to your questions.

Before they begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand, paper prices, postal rates and other adverse economic conditions nationally, regionally or in specific local markets. A complete description can be found on page 22 of our fiscal 1999 annual report.

Also, remember that our formal remarks today will be posted on our web site -- Meredith.com -- shortly after the call's conclusion.

At this time, I'll turn the program over to Bill.

BILL KERR:
----------
Thanks Jenny, and welcome to everyone listening this morning. Because our board meeting begins today, we have all our group heads with us for the call.

Let me begin by providing some broad comments about the year just ended.
First, as you've seen in our results, our tremendous home and family publishing franchise serves us exceptionally well, as our Publishing Group delivered another exceptional year.

Second, most of you know that we announced major initiatives in March designed to make us more competitive in the new economy. Our strategic approach is to integrate the Internet into the totality of our business. Our job is to provide valuable information to consumers regardless of the distribution channel. We believe the creation of the Interactive and Integrated Marketing Group announced on March 8 effectively positions us to do so.

Third, we clearly have an outstanding set of broadcasting assets. We're not getting the full benefit of those assets at this time. We have a plan in place to strengthen this business. We're making progress, but we still have more to accomplish. We understand that there is some investor uncertainty about the Broadcasting industry, but we believe it's a great business to be in for the long term, primarily because of its ability to reach mass audiences and its high margins.
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Finally, we mentioned in our earnings release that we made substantial investments in the fourth quarter that will help us strengthen our company. These included investments in the Internet, e-commerce, news and circulation. These charges have a short-term impact, but we believe they will provide the company with long-term benefits. And despite the charges, we reported record earnings for our Publishing Group for the quarter and for publishing and the company as a whole for the full year.

Now I'd like to turn the call over to Suku who will discuss those financial results with you.

SUKU RADIA:
-----------
Thanks, Bill. I'd like to give you a quick update on our fourth quarter and fiscal 2000 financial results.

We reported earnings before nonrecurring items for the quarter ended June 30, of $21.8 million or 42 cents per share, compared to $23.3 million or 44 cents in the prior-year fourth quarter.

For the full year, earnings before nonrecurring items were $90.1 million, or $1.71 per share. For the same period in fiscal 1999, earnings before nonrecurring items were $88.2 million, or $1.64 per share.

We reported fiscal 2000 fourth quarter EBITDA of $57.7 million versus $59.3 million in the prior-year quarter. For fiscal 2000, EBITDA grew 10 percent to $236.8 million from $215.2 million.

As expected and previously announced, we incurred a fourth quarter pre-tax charge of $10.2 million or 12 cents per share for circulation initiatives, Internet and e-commerce activities and development of our consumer database. This charge was recorded in the Publishing Group. It impacted corporate profit, publishing profit and EBITDA for the quarter and the year-to-date. The EPS impact falls within the 10 to 13 cent range we articulated on March 8.

Fourth quarter and fiscal year 2000 net earnings included a nonrecurring, after-tax charge of $19.1 million or 36 cents per share for the write-down of nondeductible intangibles, severance payments and other charges primarily related to the closing of certain magazine titles announced on March 8. The EPS impact falls within the 35 to 37 cent range we articulated on that date.

Net earnings for fiscal 1999 included an after-tax gain of $1.4 million, or 3 cents per share from the first quarter sale of the net assets of the Better Homes and Gardens real estate service.

Fourth quarter and fiscal 2000 earnings include dilution of 6 cents per share and 27 cents per share, respectively, from the prior-year acquisition of WGCL-TV. Note that until July 4, 2000, the station's call letters were WGNX. Bill will discuss this in more detail shortly. In fiscal 1999, dilution related to the acquisition was 6 cents for the quarter and 8 cents from the acquisition date of March 1, 1999.

Company revenues for the fiscal 2000 fourth quarter grew 5 percent to $283.7 million from $270.2 million in the prior year. For the full year, company revenues grew 6 percent to $1.10 billion from $1.04 billion in fiscal 1999.


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Comparable fourth quarter and fiscal year revenues grew 6 percent when adjusting for discontinued magazine titles and the impact of the Atlanta acquisition.

Note that our tax rate was 79.6 percent in the fourth quarter. For the full year, the rate was 44 percent. The higher rates are due to the write-down of certain nondeductible intangibles. This is a one-time occurrence, so you should assume a more normalized tax rate going forward.

We continue to deliver strong return on equity. At June 30, our trailing 12-month ROE was 21.3 percent.

Now I'll turn the program back to Bill.

BILL KERR:
----------
Thanks, Suku. Looking broadly at our business, our Publishing Group has continued its strong performance, our Interactive and Integrated Marketing Group is off to a good start and our Broadcasting Group is strengthening, but we're still not satisfied with its results. So let me start with Broadcasting.

The group's performance has been impacted by a number of external and internal factors.

Externally:

-- During this past year, we've been disadvantaged by our heavy concentration of CBS and FOX stations, where there has been significant network weakness; and
-- The increase in advertising inventory in our markets has had a negative impact on prices.

Internally:

-- We have invested in improving the performance at WGCL-TV, our CBS Atlanta affiliate; and
-- We have invested in news expansion and brand promotion at many of our stations.

We are now executing a comprehensive plan to improve our broadcasting performance. It focuses on growing revenues and margins through concentration on four areas: sales enhancement; news expansion and related local branding initiatives; WGCL-TV improvements; and cost management measures. I'll spend a minute or two on each one.

First, we're very focused on local sales efforts. We are in the process of increasing our sales and marketing staffs by more than 10 percent.

We are establishing enterprise sales teams in Portland, Hartford, Phoenix and Kansas City. They are charged with developing business from local advertisers that have not traditionally been on television. We intend to roll this program out to our other stations once we've tested it in the four preliminary markets.

Turning to news, we've significantly increased the amount of local news we produce for several reasons:


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--  late local news typically is the highest-priced non-network inventory a station can sell;
--  the station controls 100 percent of the advertising inventory;
-- it strengthens our brand positioning in the local market; and -- it lessens our need for syndicated programming.

We're already seeing some benefit from this expansion, as our late local news startups have achieved profitability.

Later this year at our FOX stations in Portland, Orlando, Greenville and Ocala we plan to replace the two-hour FOX Kids block with 30 minutes of local news and syndicated programming. Shifting the FOX Kids programming to earlier time slots will help us generate more revenue by providing better lead-ins to our early-fringe time period.

With the bulk of our news launches behind us, we are focused on fine-tuning our newscasts and increasing ratings. We've made a considerable investment in brand research. We are beginning to see the positive effects of that investment. In fact, Kansas City was our first station to implement the full branding effort. As a result:

-- its May-to-May share for adults 25 to 54 doubled for its 5 p.m. news; and -- it increased 33 percent at 6 p.m. and 27 percent at 10 p.m.
-- The improved news performance also affects other programming. For example Wheel of Fortune's share grew 56 percent because it airs between local newscasts.

The third aspect of our plan is improving performance at WGCL-TV in Atlanta. Since acquiring the station, we have replaced all the senior managers, and have increased the number of sellers on the street by 50 percent. We have also increased the amount of locally produced news from 90 minutes to 4 1/2 hours daily, bringing us in line with our market peers.

We have also established a new brand for the station. Last month we changed the station's call letters to WGCL -- Georgia's Clear News Leader. All of the station's activities revolve around its new identity, which was a product of extensive brand research.

Our efforts are producing results. We've shown impressive share increases in key time periods in Atlanta based on July overnights. For example:

-- The AM, 5 p.m. and 6 p.m. local news are all up 50 percent in household share.
--  CBS prime is up 14 percent;
--  and our 11 p.m. news is up 25 percent.

Another encouraging sign of our progress there comes from the Georgia Associated Press awards. We won 6 of 15 awards in the television news category -- more awards than any other single Atlanta station. Also, we recently received a regional Emmy award for Best Daily Newscast.

Let me reiterate that we are making progress in improving the performance of WGCL. We reported double-digit revenue growth in the fourth quarter, and our fiscal 2001 first quarter pacings are strong. To realize the station's full potential, we must continue to improve our ratings and share, which will allow us to continue improving revenues.

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Turning back to our overall group -- our fourth improvement strategy addresses cost management. We are taking a hard line on staffing, only adding staff that will generate revenue.

Additionally, each station manager has been directed to carefully balance spending with demand - again setting our focus on improving margins.

We realize that we have work to do in order to achieve the group's full potential, and we're making progress.

As we look to our first fiscal quarter of this new year, we're seeing mixed pacings in our markets. July revenues were up, August pacings are flat to down and September is too early to call. We expect political revenues in September, but these revenues tend to book late - thus the uncertainty at this point.
Also keep in mind that our comparisons are very difficult, as we reported 22 percent revenue growth in last year's first quarter. As always, we want to remind you that pacings are a snapshot in time and they change daily.

Looking beyond the first quarter, improvements at CBS suggest that we'll see strengthening over the course of the year. For example, CBS is benefiting from Survivor. For the July book to date, household share for the Survivor time period at our CBS stations has improved from a 6 to a 23 year over year - a 300 percent increase. More importantly, the show gives us a chance to promote our CBS stations to younger viewers. We're also encouraged by FOX's fall lineup.

On previous calls we've discussed the importance of integrating our assets to better serve customers. I'd like to talk briefly about an exciting new multi-platform program that features our print, broadcast and interactive areas. It also illustrates our ability to work with a network partner for mutual benefit.

Together with our friends at CBS Plus, we created the Town & Country Travel Program for Chrysler, which will begin in our fiscal second quarter. Our objective was to create a long-term, cross-media marketing initiative to help launch and sustain sales of the Chrysler Town & Country minivan.

The program's elements include:

-- Travel vignettes, billboards and commercials running on CBS network television;
-- Travel vignettes and commercials on Meredith's stations and CBS owned and operated stations;
--  Major advertising commitments in 7 Meredith magazines;
-- Event marketing, including applying Chrysler's demographic target to our database to invite prequalified subscribers;
--  Vignettes on Westwood One radio; and
--  Internet content creation, promotion and advertising.

This program is a win for all involved -- Meredith's Publishing and Broadcasting Groups, CBS, and especially Chrysler. It is one more example of how we're able to bring a broad array of Meredith resources together for clients.

Now let's turn to the Publishing Group:



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Let me start by discussing our major titles in the Women's Service Field.
Better Homes and Gardens has maintained its commanding market share position. Based on PIB data for the 12-month period ended with the June issue, Better Homes and Gardens increased its lead in the seven-magazine field with 28.3 percent of all advertising revenues.

Its closest competitor had 16 percent. Better Homes and Gardens and Ladies' Home Journal combined for 40 percent of the revenue in the field, giving them an unrivaled revenue share leadership position.

Some large packaged goods advertisers are trimming their budgets in the fiscal first quarter, causing softness in the Women's Service Field. As a result, for the group our fiscal first quarter ad pages are flat, with ad revenues down in the low-to mid-single digits.

Turning to some additional titles, MORE magazine continues to exceed our expectations. We have announced that we are moving its rate base to 600,000 and increasing its frequency to 10 times annually. Also, its advertising results are exceeding our expectations.

Renovation Style had an outstanding year. For fiscal 2000 vs. fiscal 1999, ad pages were up 20 percent, ad revenue was up 41 percent, and newsstand revenue was up 37 percent.

We have strengthened Family Money's editorial staff, sharpened its focus on women and increased its rate base to 525,000. In fact, we have recruited editors from such publications as MONEY magazine and the WALL STREET JOURNAL.

Three of our Better Homes and Gardens Special Interest Publications are moving to bi-monthly. Kitchen and Bath Ideas, Decorating Ideas, and Home Plan Ideas had been produced quarterly.

As always, we are looking at new magazine concepts, and we have been turning our attention to a younger marketplace. Shortly, we will begin testing a shelter magazine on the newsstand for people in their 20s and early 30s.

This year we're pleased to be presenting the Better Homes and Gardens Intelligent Kitchen with Microsoft, Armstrong, 3-Com and Kitchen Aid. The kitchen showcases the latest in kitchen technology. The sponsors and the editorial content are promoted through our full array of print, broadcast and interactive properties.

Turning to circulation developments, we are adding 42,000 additional checkout pockets at The Home Depot. This brings our total number of checkout pockets to more than 600,000. We are also adding thousands of new pockets at Wal-Mart and we are working with other retailers to increase pockets in high-traffic areas. In fiscal 2001 we anticipate selling an additional million copies of our magazines in these new pockets with a weighted average cover price of about $4 per copy. We believe the majority of these copies will be incremental. This development is also significant because it is counter to current newsstand trends being experienced by other publishers.

We're also expanding our programs at traditional supermarkets. For example, we're teaming up with H-E-B, the dominant Texas grocery retailer, to create a Home for the Holidays program with Better Homes and Gardens magazine. H-E-B is also creating a family-friendly aisle in each of its stores. These aisles will prominently feature Meredith magazines.
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As Chris Little and Steve Lacy pointed out at the Mid-Year Media Review, we're making a major commitment to moving subscriptions to the Web. This has the potential to dramatically increase our circulation margins, as it eliminates mailing costs related to our subscription acquisition efforts. We have challenged ourselves to generate 1.5 million subscriptions from the Internet over the next three years. To give you a sense for our progress to date, even though we are starting from a small base, our number of online orders has tripled over the last year.

Before reviewing more financial information, I'd like to discuss developments in our Interactive and Integrated Marketing Group.

In March, we announced several strategic initiatives designed to position Meredith for meaningful growth - and particularly to accelerate our revenue growth.

One of the most significant pieces of that announcement described the creation of the Meredith Interactive and Integrated Marketing Group - to complement the company's existing Publishing and Broadcasting Groups. This group strategically aligns our high-growth interactive and integrated marketing businesses. We are also aligning these with our database operations.


With that introduction to the business - let me highlight the four major initiatives of Interactive Media.

First, we're creating the premier home and family Internet site around the Better Homes and Gardens brand.

Second, we are building a credible Web presence at each of our television stations.

Our third initiative involves forming strategic alliances with other Internet-oriented organizations.

And finally, I already mentioned that we are very focused on generating significantly more subscriptions online.

Our rapid growth in Internet traffic and ability to generate registrations will be important as we proceed with each of these strategies. For our fiscal fourth quarter, page views grew 76 percent and unique visitors grew 144 percent. For BHG.com alone, page views grew 117 percent and unique visitors grew nearly 8-fold.

The number of registrations generated by our sites continues to grow at a rapid pace. By the end of fiscal 2000, we had more than 900,000 registrants -- a significant increase over the prior year.

In addition to expanding and accelerating our Internet efforts - our Group is focused on adding new integrated marketing clients and expanding current relationships.

These relationships are important because they provide revenue sources independent of traditional advertising and circulation, and they allow us to build in-depth, strategic relationships with the clients.


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We are encouraged by our progress in this area - but we are even more excited about the great growth potential of these programs going forward. In fiscal 2000, we have had success adding major new clients, such as United Health Care, ConAgra's Healthy Choice brand, Kodak and The Principal Financial Group.

We recently signed multi-year contracts with two new clients. Here are some summary details.

We are creating a holiday promotion for Hershey Foods Corporation highlighting the benefits of the company's baking products. It includes a 32-page digest size booklet offered free with the purchase of Hershey baking products, advertising in Better Homes and Gardens magazine, a 96-page cook book, and web links on BHG.com.

We will produce five, 16-page publications per year for The Home Service Store. This company provides one-stop solutions for home improvement, installation and repair needs in more than 60 major markets nationwide.

We are fine-tuning other major new integrated marketing programs, however we can't discuss them yet because of client confidentiality. We'll provide you with more details at a later date.

Integrated Marketing revenues continue to show strong growth. In fact, our top five relationships have grown four-fold over the last three years. The creation of this group and the initiatives we announced indicate our commitment to expanding our role as one of the country's leading media and marketing companies. The growth potential of the Interactive and Integrated Marketing Group is very exciting, and we're moving rapidly to take advantage of many new opportunities.

Now I'd like to turn the call back to Suku for a few more financial details.


SUKU RADIA:
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Thanks, Bill.

This quarter we are starting to disclose results for our interactive operation because of our increased emphasis on this business.

Fiscal 2000 revenues were $3.5 million versus $1.1 million in the prior year, an increase of over 200 percent. For the fiscal year, Interactive Media reported a loss of $(6.3) million versus a loss of $(4.0) million in fiscal 1999. Since this is our first time disclosing these results, let me provide some context. We have not attempted to show how the business would have been reported had it been a stand-alone business, but rather we have tried to reflect the interactive operations impact on our Publishing group.

Revenues include banner advertising, web site sponsorships, content management fees and print advertising in our publications related to strategic alliance agreements. Other "dot com" advertising is not included.

The cost savings associated with subscription sales on our Web sites are reflected as a reduction in expenses. Interactive expenses include only directly attributable costs. Finally, purchases of in-house advertising for promotion purposes are reflected at cost.

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Now I'd like to briefly discuss printing, paper and postage cost developments.

Our publishing business is continuing to realize benefits from our printing contracts. We will experience positive year-over-year comparisons until the second half of fiscal 2001, as well as long-term benefits over the duration of these contracts.

Regarding paper, we received an increase of 5 to 7 percent depending on grade, effective April 1. You'll recall that we received a similar increase last October.

Moving to postage -- at the beginning of the calendar year, the U.S. Postal Service filed a rate case proposing a 15 percent increase for periodicals, which would take effect next January. We view this increase as excessive and have been working diligently with the Postal Service and our peers to moderate the increase. The final increase will be determined and announced this November.

In other financial developments, we have significantly accelerated our share repurchase activities. We repurchased approximately 1.7 million shares in fiscal 2000, with about 1.3 million of those shares acquired in the second half of the year. This compares to 1.1 million shares repurchased in fiscal 1999. We currently have 1.7 million shares available for repurchase under existing authorizations.

Before concluding, I'd like to address our fiscal 2001 outlook.

At present, the Street EPS estimates range from $1.80 to $1.90 per share -- with most of the estimates in the lower half of the range. Because it is so early in the year and there are uncertainties that may impact our performance -- including advertising weakness in the women's service field and continued volatility in the broadcasting environment -- we believe something in the lower portion of the $1.80 to $1.90 range is achievable for fiscal 2001.

Regarding the first quarter, given the advertising uncertainties and the strong comparisons we face on the broadcasting side, we believe EPS will be flat to down slightly.

Now I'll turn the program back to Bill for some closing remarks.


BILL KERR:
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Thanks, Suku.

Obviously, we recognize the challenges we face in the upcoming quarter and fiscal year. In the past, we have done an excellent job of meeting these challenges, primarily because of our commitment to building long-term shareholder value. This focus has allowed us to assemble and grow a tremendous set of assets that continue to serve us very well. I believe our recent investments in new magazines and television news expansions, as well as interactive media, circulation and database initiatives, will result in increased shareholder value over time.

With that, we'll be happy to answer your questions.


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